UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. __)

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THERMOGENESIS CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Additional Proxy Information: The following correspondence was sent to

Fidelity Investment on December 8, 2006 with regard to the proposed ThermoGenesis Corp. 2006 Equity Incentive Plan

[THERMOGENESIS LETTERHEAD]

Sean Hanna

Investment Proxy Research Group

Fidelity Investment

One Federal Street

Boston, MA 02109

Dear Sean

The purpose of this letter is to confirm that the management of ThermoGenesis has agreed to recommend that its board of directors adopt an amendment to the proposed 2006 Equity Incentive Plan to incorporate the changes outlined below. It would be our recommendation that these amendments take effect immediately upon approval of the 2006 Equity Incentive Plan at the December 11, 2006 stockholders meeting.

1.	The maximum number of shares issuable as unrestricted stock awards under the plan will be limited to a maximum of 10% of the total number of shares authorized by the plan in any given year.
2.	A minimum vesting period of one year will be required for performance based awards and three years for non-performance based awards.
3.	For all restricted stock awards, minimum vesting increments will be one year and all time-based restricted stock will not vest more favorably than 1/3, 1/3, 1/3 over the three year period.
4.

For all restricted stock awards, vesting provisions established at time of grant will be waived on a discretionary basis only in the case of death, disability, change in control, or layoff of an employee.

We understand that with the adoption of these changes to our proposed plan will then comply with Fidelity’s proxy voting guidelines.

Thanks and Best Regards,

/s/ Matthew T. Plavan

Matthew T. Plavan

Chief Financial Officer

ThermoGenesis, Corp.